[Letterhead of]

CRAVATH, SWAINE & MOORE LLP
[New York Office]

April 12, 2005

Jones Apparel Group, Inc.
Jones Apparel Group Holdings, Inc.
Jones Apparel Group USA, Inc.
Nine West Footwear Corporation
Jones Retail Corporation

4.250% Senior Notes due 2009
5.125% Senior Notes due 2014
6.125% Senior Notes due 2034

Form S-4 Registration Statement

Ladies and Gentlemen:

     We have acted as counsel for Jones Apparel Group, Inc., a Pennsylvania corporation (“Jones”), Jones Apparel Group Holdings, Inc., a Delaware corporation (“Holdings”), Jones Apparel Group USA, Inc., a Pennsylvania corporation (“Jones USA”), Nine West Footwear Corporation, a Delaware corporation (“Nine West”) and Jones Retail Corporation, a New Jersey corporation (“Jones Retail” and together with Jones, Holdings, Jones USA and Nine West, the “Registrants”), in connection with the filing by the Registrants with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (Registration No. 333-123021) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the issuance and exchange of up to (i) $250,000,000 aggregate principal amount of 4.250% Senior Notes due 2009 (the “New 2009 Notes”), for a like principal amount of the outstanding 4.250% Senior Notes due 2009 (the “Original 2009 Notes”), (ii) $250,000,000 aggregate principal amount of 5.125% Senior Notes due 2014 (the “New 2014 Notes”), for a like principal amount of the outstanding 5.125% Senior Notes due 2014 (the “Original 2014 Notes”) and (iii) $250,000,000 aggregate principal amount of 6.125% Senior Notes due 2034 (the “New 2034 Notes” and, together with the New

2009 Notes and the New 2014 Notes, the “New Notes”), for a like principal amount of the outstanding 6.125% Senior Notes due 2034 (the “Original 2034 Notes” and, together with the Original 2009 Notes and the Original 2014 Notes, the “Original Notes”). The New Notes are to be issued pursuant to the indenture dated as of November 22, 2004 (the “Indenture”), among the Registrants and SunTrust Bank, as trustee. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Indenture.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture.

     Based on the foregoing, we are of opinion as follows:

     1. The Indenture has been duly authorized, executed and delivered by Holdings and Nine West (collectively, the “Delaware Subsidiaries”).

     2. Assuming the due authorization, execution and delivery thereof by each party thereto (other than the Delaware Subsidiaries), the Indenture constitutes a legal, valid and binding obligation of each of the Registrants enforceable against each of them in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

     3. Assuming that the New Notes have been duly authorized by each party thereto (other than the Delaware Subsidiaries), when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes, the New Notes will constitute legal, valid and binding obligations of each of the Registrants entitled to the benefits of the Indenture and enforceable against each of the Registrants in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 3, we have assumed, with your consent, that the form of the New Notes will conform to that included in the Indenture.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     We are admitted to practice in the State of New York and we express no opinion as to any matters governed by any law other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

     We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person (including by any person that acquires the New Notes from you) or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Jones Apparel Group, Inc.
Jones Apparel Group Holdings, Inc.
Jones Apparel Group USA, Inc.
Nine West Footwear Corporation
Jones Retail Corporation
     250 Rittenhouse Circle
           Bristol, PA 19007